Exhibit 10.23

AMENDMENT TO

MIDCAROLINA BANK

DIRECTOR STOCK OPTION PLAN

WHEREAS, MidCarolina Financial Corporation, as successor to MidCarolina Bank, (the “Bank”) is the sponsor of the MidCarolina Bank Director Stock Option Plan (the “Director Plan”); and

WHEREAS, the Bank desires to amend the Director Plan, effective as of January 1, 2005, to comply with the American Jobs Creation Act of 2004, Internal Revenue Code §409A, including regulations and guidance issued thereunder.

NOW THEREFORE, the Director Plan is amended as follows:

WITNESSETH

1.	For purposes of the Director Plan, the phrase “Section 409A” shall mean Internal Revenue Code Section 409A, as amended, including regulations and guidance issued thereunder (“Section 409A”).

2.	Section 2 is amended by adding the following phrase to the end of subsection (c) as follows: “(provided, however, that no prescription, amendment or rescission will be effectuated unless it complies with Section 409A to the extent Section 409A applies to such matters)”.

3.	Section 6 is amended by deleting Section 6 in its entirety and replacing it with the following replacement Section (6) as follows:

“6. OPTION PRICE.

(a) The option price of each Option granted under the Director Plan shall be not less than 100% of the fair market value of the stock on the date of grant of the Option.

In the case of incentive stock options granted to a shareholder who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Bank or a Subsidiary (a “ten percent shareholder”), the option price of each Option granted under the Director Plan shall be not less than 110% of the fair market value of the stock on the date of grant of the Option.

(b) For purposes of Incentive Stock Options issued under the Director Plan, “fair market value” means the value of a share of common stock determined consistent with the requirements of Section 422 of the Code at the time of the valuation. As of the date of the adoption of this Amendment to the Plan, Section 422 provides the following definitions (through regulations issued under Section 422 that incorporate by reference Treasury Regulation §20.2031-2), as applicable: (i) if, on the applicable date, there is a market for the common stock on a stock exchange, in an over-the-counter market, or otherwise, the value of a share of common stock shall be deemed to be equal to the mean between the highest and lowest quoted selling prices on the valuation date; (ii) if, on the applicable date, there were no sales of common stock but there were sales on dates within a reasonable period both before and after the valuation date, the fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the valuation date, with the average weighted inversely by the respective number of trading days between the selling dates and the valuation date; (iii) if actual sales are not available during a reasonable period beginning before and ending after the valuation date, the fair market value shall be determined by taking the mean between the bona fide bid and asked prices on the valuation date, or if none, by taking a weighted average of the means between the bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the valuation date, if both such nearest dates are within a reasonable period, with the average weighted as provided in Section 6(b)(ii) above; (iv) if no actual sales prices or bona fide bid and asked prices are available on a date within a reasonable period before the valuation date, but such prices are available on a date within a reasonable period after the valuation date (or vice versa), then the mean between the highest and lowest available sales price or bid and asked prices may be taken as the value; (v) if it is established that the value of common stock determined as provided in Sections 6(b)(i) through 6(b)(iv) does not reflect the fair market value of the Common Stock, then some reasonable modification of that basis or other relevant facts and elements of value shall be considered in determining the fair market value; (vi) if Sections 6(b)(i) through 6(b)(iv) are not applicable, then the fair market value shall be determined by taking into account the Bank’s net worth, prospective earning power and dividend-paying capacity, and other relevant factors, including the goodwill of the business, the economic outlook in the particular industry, the Bank’s position in the industry and its management, the degree of control of the business represented by the block of common stock to be valued, the values of securities of corporations engaged in the same or similar lines of business which are listed on a stock exchange or the over-the-counter market, and various non-operating assets as provided for in Treasury Regulation §20.2031-2(f).

(c) For purposes of Nonqualified Stock Options issued under the Director Plan, “fair market value” means fair market value determined consistent with the requirements of Section 409A. At the time of the adoption of this Amendment to the Director Plan, Section 409A provides the following definitions, as applicable: (i) if, on the applicable date, the common stock is readily tradable on an established securities market, the fair market value of the common stock may be determined based upon the last sale before or the first sale after the grant, the closing price on the trading day before or the trading day of the grant, or any other reasonable basis using actual transactions in such common stock as reported by such market and consistently applied (so long as it is reasonable under Section 409A); (ii) if, on the applicable date, the common stock is not readily tradable on an established securities market, the fair market value of the common stock means a value determined by the reasonable application of a reasonable valuation method, which method shall consider all available information material to the value of the Bank and considers the following factors, as applicable: (1) the value of tangible and intangible assets of the Bank, (2) the present value of future cash-flows of the Bank, (3) the market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Bank, the value of which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), (4) control premiums, (5) discounts for lack of marketability, and (6) whether the valuation method is used for other purposes that have a material economic effect on the Bank, its stockholders or its creditors.

(d) The Committee shall maintain a written record of its method of determining fair market value of the Option at the time each Option is granted under the Director Plan.

(e) The option price shall be payable to the Bank either (i) in United States dollars, in cash or by check, bank draft or money order payable to the order of the Bank,

(ii) at the discretion of the Committee, through the delivery of shares of Common Stock already owned by the optionee or to be received upon exercise of the Option in a “cashless exercise,” or (iii) at the discretion of the Committee by a combination of (i) and (ii) above. The Committee may, in the relevant Option Agreement, also permit an optionee (either on a selective or group basis) to simultaneously exercise Options and sell the shares of Common Stock thereby acquired, and use the proceeds from such sale as payment, in part or in full, of the exercise price of such Options. No shares of Common Stock shall be delivered until full payment has been made.”

4.	A new Section 8(i) is added as follows:

“(i) All Nonqualified Stock Options shall be issued at no less than 100% of Fair Market Value as provided for in Section 6(a) The number of shares subject to each Nonqualified Stock Option will be fixed in the applicable Option Agreement. When the Nonqualified Stock Options are transferred or exercised, the transfer or exercise shall be subject to taxation under Code Section 83 and Treasury Regulation §1.83-7. No Nonqualified Stock Option awarded hereunder shall contain any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of the option under Treasury Regulation §1.83-7 or the time the stock acquired pursuant to the exercise of the option first becomes substantially vested as defined in Treasury Regulation §1.83-3(b). Further, each Nonqualified Stock Option will comply with any other Section 409A requirement in order to maintain the status of the Nonqualified Stock Option as exempt from the requirements of Section 409A.”

5.	Section 22 is amended by adding the following sentence as the last sentence of Section 22 as follows: “Provided, however, that, to the extent Section 409A applies to the Plan,

any suspension, termination or discontinuance of the Director Plan shall not be effective unless it complies with Section 409A.”

6.	A new Section 28 is added as follows:

“28. Compliance with Section 409A. It is intended that the Director Plan meet the requirements of the Section 409A exemption for option plans such that Section 409A does not apply to the Options issued under the Director Plan. However, to the extent that the Board determines that any Option granted under the Director Plan is subject to Section 409A, the Option Agreement evidencing such Option shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Director Plan and Option Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Director Plan to the contrary, in the event that, following the Effective Date, the Board determines that any Option may be subject to Section 409A, the Board may adopt such amendments to the Director Plan and the applicable Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Option from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (2) comply with the requirements of Section 409A.”

In all other respects, the Director Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date indicated below.

MIDCAROLINA FINANCIAL CORPORATION

By:
Its:
Date:	April 24, 2007

ATTEST:

Secretary

7